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                                                                 Exhibit (8)(pp)

                           GENERAL GUARANTEE AGREEMENT

                GENERAL GUARANTEE AGREEMENT, dated September 20, 2005 (the "Guarantee"), by AGC Life Insurance Company, a Missouri corporation (the "Guarantor"), in favor of each party (individually, a "Party" and collectively, "Parties") insured under policies issued by American General Life Insurance Company, a Texas corporation (the "Company").

                1. Guarantee. For value received, and to induce Parties to purchase insurance from the Company, the Guarantor unconditionally and irrevocably guarantees to each Party, its successors, endorsees and assigns, the prompt payment when due of all obligations and liabilities of any kind whatsoever of the Company to such Party arising from policies of insurance issued by the Company and sold by it pursuant to a registration statement filed with the Securities and Exchange Commission (each, a "Registered Company Policy" and collectively, the "Registered Company Policies"), including but not limited to payments for claims, losses and return premiums whether due or to become due, secured or unsecured, absolute or contingent, joint or several, subject to the limitations set out in Section 3 below (collectively, the "Obligations").

                2. Nature of Guarantee. The Guarantor's obligations under this Agreement with respect to any Obligation shall not be affected by the existence, validity, enforceability, perfection or extent of any collateral for such Obligation. No Party shall be obligated to file any claim relating to the Obligations owing to it in the event that the Company becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of any Party to so file shall not affect the Guarantor's obligations hereunder. In the event that any payment to any Party in respect to any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made. The Guarantor reserves the right to assert defenses which the Company may have to payment of any Obligation other than defenses arising from the bankruptcy or insolvency of the Company and other defenses expressly waived hereby.

                3. Limitations of Guarantee. The Obligations that are guaranteed under this Guarantee are limited to the following:

                (i) Obligations arising under any Registered Company Policy sold during the period (the "Interim Period") from August 10, 2005 until the earlier of (a) the date the Company includes in the relevant registration statement filed with the Securities and Exchange Commission the audited restated financial statements of American Home Assurance Company, a New York corporation ("American Home") and (b) December 31, 2005 (regardless of the time a Party makes any premium or other payment pursuant to the Registered Company Policy); and

                (ii) Obligations arising under any Registered Company Policy sold before the Interim Period to the extent incurred as a result of (or otherwise related to) any premiums or other payments paid by a Party during the Interim Period. For the purpose of this clause (ii), Obligations under a Registered Company Policy will be determined to be incurred as a result of (or otherwise related to) a premium or payment paid on a pro rata basis relative to the total premiums and payments paid on the relevant Registered Company Policy at the time the Guarantor is required to pay an Obligation, less the amount of any withdrawals with respect to that Registered Company Policy made prior to August 10, 2005.

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The Guarantor will remain liable for Obligations described above in this Section
3 (notwithstanding the end of the Interim Period) until these Obligations are discharged or extinguished in accordance with their terms. Other than as described in this Section 3, this Guarantee does not include, and the Guarantor shall have no responsibility for, any obligations or liabilities of the Company (including without limitation any Obligation arising before the Interim Period).

                4. Consents, Waivers and Renewals. The Guarantor agrees that a Party may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations owing to it, and may also make any agreement with the Company or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between such Party and the Company or any of such other party or person, without in any way impairing or affecting this Guarantee. The Guarantor agrees that a Party may resort to the Guarantor for payment of any of the Obligations, whether or not the Party shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations.

                5. Expenses. The Guarantor agrees to pay on demand all out-of-pocket expenses (including the reasonable fees and expenses of its counsel) in any way relating to the enforcement or protection of the rights of a Party hereunder; provided, that the Guarantor shall not be liable for any expenses of a Party if no payment under this Guarantee is due.

                6. Subrogation. Upon payment of all the Obligations owing to any Party, the Guarantor shall be subrogated to the rights of such Party against American Home, the Company and such other party liable to such Party with respect to the Obligations, and such Party agrees to take at the Guarantor's expense such steps as the Guarantor may reasonably request to implement such subrogation.

                7. Third-Party Beneficiary Contract. The Guarantor hereby acknowledges that the Parties insured under the Registered Company Policies are intended third-party beneficiaries of the Guarantee who may enforce this Guarantee directly against the Guarantor.

                8. Governing Law. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

                                        AGC LIFE INSURANCE COMPANY

                                        By: GARY D. REDDICK
                                            ------------------------------------
                                            GARY D. REDDICK
                                            EXECUTIVE VICE PRESIDENT

                                        By: ROBERT F. HERBERT, JR.
                                            ------------------------------------
                                            ROBERT F. HERBERT, JR.
                                            SENIOR VICE PRESIDENT